EXHIBIT 8(a)(2)



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                         BROWN BROTHERS, HARRIMAN & CO.
                              10 Post Office Square
                              Boston, Massachusetts


                                                                October 26, 1970


Scudder Development Fund
345 Park Avenue
New York, New York  10022

                                Schedule of Fees

Dear Sirs:

     With reference to Section 21 of the Custodian Agreement between you and Brown Brothers, Harriman & Co. (the "Custodian") dated October 12, 1970, this is to confirm that the quarterly fee of the Custodian will be calculated by reference to the following schedule until further notice from the Custodian:

     Average Assets                           Quarterly Fee as a Per
     during Quarter                           Percentage of Such Assets
     --------------                           -------------------------
     First $ 1,000,000 .....................            0.050%
     Next  $29,000,000 .....................            0.010%
     Next  $10,000,000 .....................            0.009%
     Next  $10,000,000 .....................            0.008%
     Next  $50,000,000 .....................            0.007%

     The Custodian agrees that until further notice from it the quarterly fee otherwise payable to it under the above schedule will be reduced by an amount equal to (a) 33 1/3%* of the brokerage commissions earned by the Custodian on orders for the purchase and sale of portfolio securities placed by you with the Custodian in the fiscal year of the Custodian in which such quarter falls, less
(b) the amount by which the fee for any prior quarter of such


*  1/2 as of July 1, 1978.

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Scudder Development Fund              -2-                       October 26, 1970


fiscal year may have been so reduced, provided that no such quarterly fee will be reduced by more than 75%.

                                       Very truly yours,

                                       BROWN BROTHERS, HARRIMAN & CO.



                                       By /s/ [ILLEGIBLE]
                                          --------------------------------------


The foregoing schedule and
agreement to reduce the fee
otherwise payable to the
Custodian is hereby agreed
to.


SCUDDER DEVELOPMENT FUND


By /s/ David S. Lee
   --------------------------